Exhibit 1.2
GE DEALER FLOORPLAN
MASTER NOTE TRUST ASSET BACKED NOTES
TERMS AGREEMENT
(SERIES 2009-1)

Dated: August 5, 2009

To:	CDF Funding, Inc.
General Electric Capital Corporation

Re:	Underwriting Agreement, dated August 5, 2009, among CDF Funding, Inc.,
General Electric Capital Corporation and the Underwriter referred to therein
1. Offered Notes.
     The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2009-1 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

			Final
Class	Principal Amount	Interest Rate	Maturity Date
A	$500,000,000	One month LIBOR plus 1.68% per year	July 21, 2014
2. Underwriter
     The Underwriter named below is the “Underwriter” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased
Banc of America Securities LLC	A	$500,000,000
3. Underwriting Liability

Underwriting Liability	Class A
Banc of America Securities LLC	$500,000,000
Total Amount	$500,000,000

4. Purchase Price, Discounts and Concessions

Class A
Gross Purchase Price	100%
Underwriting Discount	0.300%
Net Purchase Price	99.700%
Maximum Dealer Selling Concessions	0.180%
Maximum Dealer Reallowance Discounts	0.090%
5. Date of Sale
     August 5, 2009 (the date the first Contract of Sale was entered into as designated by the Underwriter).

     The Underwriter agrees to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

BANC OF AMERICA SECURITIES LLC, as Underwriter
By:	/s/ Benjamin Merrill
	Name:	Benjamin Merrill
	Title:	Vice President

Accepted and Agreed: CDF FUNDING, INC.
By:	/s/ John E. Peak
	Name:	John E. Peak
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Thomas A. Davidson
	Name:	Thomas A Davidson
	Title:	Authorized Signatory

A-4